Exhibit 99.1

THE MARCUS CORPORATION REPORTS RECORD FIRST QUARTER REVENUES

Both divisions achieve record first quarter revenues and operating income; Marcus Theatres® continues to outperform the industry

Milwaukee, Wis., Sept. 17, 2015….. The Marcus Corporation (NYSE: MCS) today reported results for the first quarter ended August 27, 2015.

First Quarter Fiscal 2016 Highlights

•	Total revenues for the first quarter of fiscal 2016 were a record $149,190,000, a 13.2% increase from revenues of $131,769,000 for the first quarter of fiscal 2015.
•	Operating income was $25,856,000 for the first quarter of fiscal 2016, a 14.0% increase from operating income of $22,689,000 for the first quarter of fiscal 2015.
•	Net earnings attributable to The Marcus Corporation were $14,651,000 for the first quarter of fiscal 2016, a 17.8% increase from net earnings attributable to The Marcus Corporation of $12,432,000 for the first quarter of fiscal 2015.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.53 for the first quarter of fiscal 2016, a 17.8% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.45 for the first quarter of fiscal 2015.

“Fiscal 2016 is off to an excellent start. Not only did we report record revenues for The Marcus Corporation as a whole, both divisions also achieved record revenues and operating income for the quarter. Marcus Theatres continued its momentum, outperforming the industry for the seventh consecutive quarter, while Marcus Hotels & Resorts benefited from strong cost controls and a higher average daily rate,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

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Marcus Theatres®

“This was another record quarter for Marcus Theatres. The division achieved a 20.1% increase in revenues and a 21.6% increase in operating income, and again outperformed the industry. The strong summer film slate generated a 10.1% increase in the national box office for the corresponding weeks of our first quarter according to Rentrak, while our box office was up 16.6%,” said Marcus.

“In addition, our industry-leading attendance gains and a 13.1% increase in concession revenues per person contributed to a substantial 27.5% increase in overall concession revenues,” said Rolando B. Rodriguez, president and chief executive officer of Marcus Theatres.

“As our record performance indicates, the significant investments we are making in our theatres and amenities, along with our successful marketing strategies and popular Magical Movie RewardsSM loyalty program, are producing positive results. The customer response to our DreamLoungerSM oversized recliner seating, UltraScreen DLX® and SuperScreen DLXSM auditoriums, and food and beverage concepts including Zaffiro’s® Express, Take FiveSM Lounges and Big Screen BistroSM in-theatre dining, continues to be outstanding,” said Rodriguez.

Rodriguez said the five top-performing films for Marcus Theatres in the first quarter of fiscal 2016 were Jurassic World, Inside Out, Minions, Ant-Man and Mission Impossible – Rogue Nation. “As we begin our second quarter, we look forward to upcoming potential hit films such as Maze Runner: The Scorch Trials, Everest, Hotel Transylvania 2, The Martian, The Peanuts Movie and the next James Bond movie, Spectre. The quarter ends with the opening week of The Hunger Games: Mockingjay – Part 2. The film slate for the upcoming holiday season also looks promising, led by the highly anticipated Star Wars: The Force Awakens,” said Rodriguez.

Marcus® Hotels & Resorts

“Marcus Hotels & Resorts also achieved record results, with a 5.6% increase in revenues and a 4.6% increase in operating income. With a focus this quarter on increasing total revenues, our overall revenue per available room (RevPAR) actually decreased 1.1% compared to last year, due in part to reduced group occupancy in the first half of the summer at a couple of our hotels. Increased food and beverage revenues, an increase in our average daily rate and strong cost controls contributed to our improved operating income for the quarter. Business improved significantly in the second half of the summer, and the quarter ended strong,” said Marcus.

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“Early in our first quarter, we celebrated the opening of the new AC Hotel Chicago Downtown. Although initial start-up costs had a slight negative impact on our operating results for the first quarter, we are very pleased with the initial guest response to the new Marriott brand. We are excited about the future for this new urban-inspired lifestyle property,” said Joseph Khairallah, chief operating officer of Marcus Hotels & Resorts.

“As previously announced, we purchased the SafeHouse® restaurant and bar in Milwaukee in June, and are currently exploring opportunities to expand this unique concept,” added Khairallah.

Marcus noted that in July the company announced an agreement to sell its company owned and operated Hotel Phillips in Kansas City, Mo. to an affiliate of Chicago-based Arbor Lodging Partners. “The sale, which is expected to close at the end of September, is consistent with our strategy to continually evaluate each of our owned hotels to ensure we are maximizing shareholder value,” added Marcus.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Sept. 17, 2015 at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the first quarter results. Interested parties may listen to the call live on the Internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-617-399-3481 and entering the passcode 28457576. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, September 24, 2015, by dialing 1-888-286-8010 and entering the passcode 61621249. The webcast will be archived on the company’s website until its next earnings release.

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About The Marcus Corporation

Celebrating its 80th anniversary in 2015, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 675 screens at 54 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 20 hotels, resorts and other properties in 11 states. The company is headquartered in Milwaukee, Wis. For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or incidents such as the recent tragedy in a movie theatre in Louisiana. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	August 27,	August 28,
	2015	2014

Revenues:
Theatre admissions	$48,222	$41,345
Rooms	34,186	34,681
Theatre concessions	31,780	24,922
Food and beverage	18,809	16,155
Other revenues	16,193	14,666
Total revenues	149,190	131,769

Costs and expenses:
Theatre operations	41,679	34,863
Rooms	11,187	11,402
Theatre concessions	9,038	6,721
Food and beverage	14,762	12,063
Advertising and marketing	6,489	7,388
Administrative	14,566	12,392
Depreciation and amortization	10,426	9,078
Rent	2,193	2,154
Property taxes	3,821	3,906
Other operating expenses	9,173	9,113
Total costs and expenses	123,334	109,080

Operating income	25,856	22,689

Other income (expense):
Investment income	5	25
Interest expense	(2,401)	(2,404)
Gain (loss) on disposition of property, equipment and other assets	195	(6)
Equity losses from unconsolidated joint ventures, net	(19)	(41)
	(2,220)	(2,426)

Earnings before income taxes	23,636	20,263
Income taxes	9,183	7,987
Net earnings	14,453	12,276
Net loss attributable to noncontrolling interests	(198)	(156)
Net earnings attributable to The Marcus Corporation	$14,651	$12,432

Net earnings per common share attributable to The Marcus Corporation - diluted	$0.53	$0.45

Weighted average shares outstanding - diluted	27,882	27,613

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	August 27,	May 28,
	2015	2015
Assets:

Cash and cash equivalents	$14,735	$15,483
Accounts and notes receivable	19,829	16,339
Refundable income taxes	-	4,022
Deferred income taxes	3,093	2,997
Assets held for sale	17,395	17,623
Other current assets	6,670	6,732
Property and equipment, net	657,339	662,494
Other assets	85,913	83,352

Total Assets	$804,974	$809,042

Liabilities and Shareholders' Equity:
Accounts payable	$24,472	$36,776
Income taxes	4,474	-
Taxes other than income taxes	14,537	15,099
Other current liabilities	42,799	50,574
Current portion of capital lease obligation	5,081	5,053
Current maturities of long-term debt	18,093	17,742
Capital lease obligation	17,044	18,317
Long-term debt	229,303	229,669
Deferred income taxes	48,155	47,502
Deferred compensation and other	42,839	42,075
Equity	358,177	346,235

Total Liabilities and Shareholders' Equity	$804,974	$809,042

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended August 27, 2015
Revenues	$83,324	$65,741	$125	$149,190
Operating income (loss)	18,060	11,512	(3,716)	25,856
Depreciation and amortization	5,686	4,600	140	10,426

13 Weeks Ended August 28, 2014
Revenues	$69,387	$62,247	$135	$131,769
Operating income (loss)	14,854	11,004	(3,169)	22,689
Depreciation and amortization	4,730	4,247	101	9,078

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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